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                                                                    EXHIBIT 99.2

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES

                                   SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2004, 2003 AND 2002

                                                     Additions
                                     Balance at      Charged To
                                    Beginning of     Costs and                           Balance at
         DESCRIPTION                   Period         Expenses      Deductions         End of Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year ended December 31, 2004        $    620,000     $   76,189     $   18,811  (1)    $  715,000

Year ended December 31, 2003        $    365,000     $  456,140     $ (201,140) (1)    $  620,000

Year ended December 31, 2002        $    345,000     $  243,680     $ (223,680) (1)    $  365,000

(1) Amount charged off, net of recoveries